Exhibit 99.1

OMNIQ Announces Record Six Months Revenue of $33M, a

24% Growth YoY and Second Quarter 3.5% Growth to

$13.1M

●	Subsequent to quarter end, OMNIQ announced the closing of its 51% acquisition of technology leader, Dangot Computers Ltd (Dangot). Based on 2020 results creating a combined $91 Million Revenue provider of automation and object identification solutions, positioned to drive increased adoption of OMNIQ’s AI Based Offerings.

●	OMNIQ will start consolidating Dangot’s Financial Results beginning July 1, 2021.

●	Growth in Revenue of OMNIQ and Dangot in H1 2021 result in a $52.5 Million Dollar Consolidated Revenue of the combined Company - an annual run rate exceeding $100 Million a year.

SALT LAKE CITY — OMNIQ Corp. (OTCQB: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, today announced its financial results for the three month period ended June 30, 2021.

Subsequent to quarter end, OMNIQ announced the closing of its 51% acquisition of technology leader, Dangot Computers Ltd., creating a combined $91 Million Revenue provider of automation and object identification solutions, positioned to drive increased adoption of OMNIQ’s AI Based Offerings

Dangot Six-Month Ended June 30, 2021

●	Six-month revenue of $19.5 million

●	Six-month gross margin 24%

●	Six-month net income before tax of $1.4 million

●	Six-month net income of $1 million

●	Aroma Espresso Bar (Aroma), the largest coffee chain in Israel with branches in the US, Canada and other countries, has chosen Dangot to provide its self-service kiosks. According to a Forbes article titled “Self-Order Kiosks Are Finally Having A Moment In The Fast Food Space”, written by Alicia Kelso (1) , it is predicted that the self-service kiosk market will reach $30.8 billion by 2024.

Pro Forma (OMNIQ and Dangot Combined) Six-Month Ended June 30, 2021

●	Six-month revenue of $ 52.5

●	Six-month gross margin 20%

OMNIQ (Stand-Alone) Q2 2021 and recent highlights include:

●	Q2 sales of $13.1 million increased 3.5% YoY; 1H sales of $33 million increased 24% YoY

●	Q2 Revenue [Sales Orders] from Artificial Intelligence (AI) Based Technology grew ~100% compared to Q1 2021

●	Received an approximately $1.1 million purchase agreement from a leading global specialty apparel retailer, which generates over $3 billion in annual revenue.

●	Secured purchase orders with a total value of approximately $1.5 million from a leading freight transportation and logistics company

●	AI-based machine vision solution, Q Shield™, selected by largest seaport in Israel with annual cargo tonnage of more than 20 million tons

●	AI Based cloud software, PERCS™, selected by multibillion dollar medical center for campus parking management

Shai Lustgarten, CEO of OMNIQ, “Our strong momentum in 2021 continued during the second quarter, and into Q3. In fact, just last month we announced the closing of our 51% acquisition of Dangot, based on Pro Forma 2021 half year results the combined consolidated revenue exceeds $52 million representing an annual run rate of over $100 million. We have become a powerhouse of AI, object identification and automation that is well placed to drive growth and stronger financial results. First steps in combining technologies and efforts with Dangot look very promising and we hope to benefit from these efforts very soon. Also, we expect pro forma financials, combined with Dangot, will help us achieve our goal of uplisting to a major stock exchange. Additionally, Dangot launches OMQNIQ into the self-service kiosk market, which is estimated to reach $30.8 billion by 2024.”

“We also recorded strong results on an organic basis” said Shai Lustgarten, CEO of OMNIQ. “Six months revenue reached $33 million, up 24% year over year, and AI based revenue in Q2 2021 increased ~100% from Q1 2021. We also improved our margins, returning to 25% margins in Q2 2021 and subsequent to the end of the quarter we improved our financial strength with a record in cash position. Looking ahead, we are focused on continuing to add new AI based projects, book repeat supply chain sales, in higher volumes, from our Fortune 500 customers, and cross-sell AI-based solutions to our supply chain customers, and now to Dangot customers. We expect growth to continue.”

Second Quarter 2021 Financial Results

OMNIQ reported revenue of $13.1 million for the quarter ended June 30, 2021, an increase of 3.5% from $12.7 million in the second quarter of 2020. The revenue increase reflects higher demand from certain customers during the quarter as well as continued traction in our markets. Total operating expenses for the quarter were $5.1 million, compared with $3.9 million in the second quarter of 2020.

Net loss for the quarter was $2.5 million, or a loss of $.53 per basic share, compared with a loss of $1.9 million, or a loss of $.49 per basic share, for the second quarter of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the second quarter of 2021 amounted to a loss of $437 thousand compared with an adjusted EBITDA loss of $551 thousand in the second quarter of 2020.

Cash balance at June 30, 2021 was $5.4 million compared with $4.6 million at December 31, 2020. The balance at June 30, 2021 does not include net proceeds of $13.8 million from a securities purchase agreement that closed in July 2021.

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months		For the six months
	ending June 30,		ending June 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Revenues
Total Revenues	$13,119	$12,677	$32,870	$26,476

Cost of goods sold
Cost of goods sold	9,820	10,099	26,936	20,862

Gross profit	3,299	2,578	5,934	5,614

Operating expenses
Research & Development	468	447	962	832
Selling, general and administrative	4,109	2,892	8,547	7,031
Depreciation	42	43	85	90
Amortization	522	510	1047	1,011
Total operating expenses	5,141	3,892	10,641	8,964

Loss from operations	(1,842)	(1,314)	(4,707)	(3,350)

Other income (expenses):
Interest expense	(714)	(418)	(1,304)	(1,213)
Other (expenses) income	49	(260)	160	(302)
Total other expenses	(666)	(678)	(1,144)	(1,515)

Net Loss Before Income Taxes	(2,507)	(1,992)	(5,850)	(4,865)

Provision for Income Taxes	-	-	-	-
Current		-		-
Total Provision for Income Taxes	(3)	-	(3)	-

Net Loss attributable to OMNIQ Corp.	$(2,510)	$(1,992)	$(5,853)	$(4,865)

Foreign currency translation adjustment	(71)	3	(132)	(14)

Comprehensive loss	(2,581)	(1,989)	(5,985)	(4,879)

Reconciliation of net loss to net loss attributable to common shareholders
Net loss	(2,510)	(1,992)	(5,853)	(4,865)

Less: Preferred stock – Series C dividend	(25)	(54)	(57)	(126)

Net loss attributable to the common stockholders	$(2,535)	$(2,046)	$(5,910)	$(4,991)

Net (loss) per share - basic	$(0.53)	$(0.49)	$(1.24)	$(1.21)

Weighted average number of common shares outstanding - basic	4,930,149	4,141,061	4,816,718	4,135,420

OMNIQ Corp.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

	Six months ended
(In thousands)	June 30,
Adjusted EBITDA Calculation	2021	2020

Net loss	(5,853)	(4,865)
Depreciation & amortization	1,131	1,101
Interest expense	1,304	1,213
Income taxes	3	-
Stock compensation	1,949	1,429
Nonrecurring loss events	(160)	302
Adjusted EBITDA	(1,626)	(820)

Total revenues, net	32,870	26,476

Adjusted EBITDA as a % of total revenues, net	(4.95)%	(3.10)%

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date, Time: August 6, 2021, at 11:00am ET

Toll-Free: 877-407-9210

International: 201-689-8049

Live Webcast: https://www.webcaster4.com/Webcast/Page/2310/42363

Conference Call Replay Information

Toll-Free: 877-481-4010

Reference ID: 41133

Replay Webcast: https://www.webcaster4.com/Webcast/Page/2310/42363

About OMNIQ Corp.

OMNIQ Corp. (OTCQB: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services provided by the Company help clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information, visit www.omniq.com .

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in OMNIQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting OMNIQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at https://www.sec.gov. OMNIQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Contact:

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com